            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701


            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 24, 2000


TO THE SHAREHOLDERS:

     Notice is hereby given that the Annual Meeting of Shareholders of First Commonwealth Financial Corporation (the "Corporation") will be held at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania on Monday, April 24, 2000, at 3:00 p.m., local time, for the following purposes:

     1. To elect seven Directors to serve for terms expiring in 2003.

     2. To consider an amendment to the Corporation's 1995 Compensatory Stock Option Plan (the "Option Plan") to increase the number of shares of the Corporation's Stock available for grant under the Option Plan from 2,000,000 to 4,500,000, an increase of 2,500,000 shares.

     3. To act on such other matters as may properly come before the meeting.

     Only shareholders of record as of the close of business on March 10, 2000 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Annual Report to Shareholders for the year ended December 31, 1999, which includes consolidated financial statements of the Corporation, is enclosed.

     YOU ARE URGED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY
CARD AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING IN PERSON.  IF YOU ATTEND THE MEETING YOU MAY, IF YOU
WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                              By Order of the Board of Directors,



                              /S/David R. Tomb, Jr.
                              Secretary

Indiana, Pennsylvania
March 24, 2000

            FIRST COMMONWEALTH FINANCIAL CORPORATION
          Old Courthouse Square, 22 North Sixth Street
                   Indiana, Pennsylvania 15701

                         PROXY STATEMENT

                 ANNUAL MEETING OF SHAREHOLDERS

                         April 24, 2000

                       GENERAL INFORMATION

     The accompanying proxy is solicited by the Board of Directors of First Commonwealth Financial Corporation (the
"Corporation" or "FCFC") in connection with its Annual Meeting of Shareholders to be held on Monday, April 24, 2000, 3:00 p.m., local time, and any adjournments thereof.

     If the accompanying proxy is duly executed and returned, the shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Corporation represented thereby will be voted and, where a specification is made by the shareholder as provided therein, will be voted in accordance with that specification. A proxy may be revoked by the person executing it at any time before it has been voted by notice of such revocation to David R. Tomb, Jr., Secretary of the Corporation.

     The three persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote to elect as Directors the seven nominees listed on pp. 6 and 7, and to vote in favor of the amendment to the Corporation's 1995 Compensatory Stock Option Plan to authorize the increase in shares available for grant purposes from 2,000,000 to 4,500,000, an increase of 2,500,000 shares. The proposal is more fully described on page 23.

     The Board of Directors has no reason to believe that any of the nominees will be unable to serve as Directors. In the event, however, of the death or unavailability of any nominee or nominees, the proxy to that extent will be voted for such other person or persons as the Board of Directors may recommend.

     The Corporation has no knowledge of any other matters to be presented at the meeting. In the event other matters do properly come before the meeting the persons named in the proxy will vote in accordance with their judgment on such matters.

     The approximate date on which this Proxy Statement will be mailed to shareholders of the Corporation is March 24, 2000. Solicitation of proxies may be made by personal interviews and telephone by management and regularly engaged employees of the Corporation. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of the stock held of record by such persons. Expenses for solicitation of all proxies will be paid by the Corporation.

     As of the close of business on March 10, 2000, there were 62,525,412 shares of Common Stock issued and 58,095,060 shares were outstanding. Three million (3,000,000) shares of Preferred Stock have been authorized; however, none of the preferred shares is outstanding. Only shareholders of record as of the close of business on March 10, 2000 are entitled to receive notice of and to vote at the Annual Meeting.

     Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting. The Articles of Incorporation of the Corporation do not permit cumulative voting. The seven nominees for directors who receive the highest number of votes cast for the election of directors at the Annual Meeting, present in person or voting by proxy, a quorum being present, will be elected as directors. An affirmative vote of a majority of the shares present and voting at the meeting is required for approval of all other items being submitted to the shareholders for their consideration. Abstentions and broker non-votes are each included in the

1
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determination of the number of shares present and voting, but are not counted for purposes of determining whether a proposal has been approved.

     The Corporation conducts business through three banking subsidiaries: (1) First Commonwealth Bank ("FCB") doing business as NBOC Bank ("NBOC"), Deposit Bank ("Deposit"), Cenwest Bank ("Cenwest"), First Bank of Leechburg ("Leechburg"), Peoples Bank ("Peoples"), Central Bank ("Central"), Peoples Bank of Western Pennsylvania ("Peoples of W. PA"), Unitas Bank ("Unitas"), Reliable Bank ("Reliable"), and First Commonwealth Insurance Agency ("FCIA"), a wholly-owned insurance agency subsidiary of FCB; (2) First Commonwealth Trust Company ("FCTC"); (3) and Southwest Bank ("Southwest"); and through First Commonwealth Professional Resources Inc. ("FCPRI"), a professional services affiliate, and Commonwealth Systems Corporation ("CSC"), a data processing subsidiary. The Corporation also jointly owns Commonwealth Trust Credit Life Insurance Company ("CTCLIC"), a reinsurer of credit life and accident and health insurance. FCB, FCTC, and Southwest are herein collectively called the "Subsidiary Banks."


              COMMON STOCK OWNERSHIP BY MANAGEMENT

     The Corporation is not aware of any person who, as of March 10, 2000, was the beneficial owner of more than 5% of the Common Stock, except FCTC as more fully described below. The following table sets forth information concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table on page 10 (the "Summary Compensation Table") and by all directors and executive officers as a group.

                           Amount and nature of        Percent of
Name                      Beneficial Ownership(1)        Class
E. H. Brubaker                   23,672 (2)                 *

Sumner E. Brumbaugh             457,986 (2,3,8)             *

Ray T. Charley                  113,272                     *

Edward T. Cote                  204,800 (5)                 *

David S. Dahlmann                 7,930 (3,10)              *

Thomas L. Delaney                29,272                     *

Clayton C. Dovey, Jr.            46,268                     *

Ronald C. Geiser                 28,728 (3)                 *

Johnston A. Glass                50,862 (3)                 *

A. B. Hallstrom                  16,362 (3)                 *

Thomas J. Hanford                50,936                     *

H. H. Heilman, Jr.               46,000                     *

David F. Irvin                  128,030                     *

David L. Johnson                 29,286 (2)                 *

Robert F. Koslow                 57,893 (2,3)               *

Dale P. Latimer               1,783,816 (3,5)              3.07%

James W. Newill                 458,200 (9,10)              *

Joseph E. O'Dell                 85,308 (2,4)               *

Joseph W. Proske                 34,730 (2,3)               *

John A. Robertshaw, Jr.          47,872 (2,10)              *

2
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Laurie Stern Singer               5,000 (10)                *

Gerard M. Thomchick              70,589 (2,3,4)             *

David R. Tomb, Jr.              654,114 (2,3,4,5,6)        1.12%

E. James Trimarchi              743,387 (3,4,5,6,7)        1.28%

Robert C. Williams               79,557 (3)                 *

All directors and executive
officers as a group (29 persons)  4,225,992                7.27%
*Less than 1%
()denotes footnotes

 (1) Under regulations of the Securities and Exchange Commission, a person who has or shares voting or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares. Unless otherwise indicated in the other footnotes below, each director has sole voting power and sole investment power over the shares indicated opposite his name in the table, and each member of a group has sole voting power and sole investment power over the shares indicated for the group.

 (2) Does not include the following shares held by spouses, either individually or jointly with other persons, as to which voting and investment power is disclaimed by the director or officer: Mr. Brubaker, 52,770; Mr. Brumbaugh, 264; Mr. Johnson, 2,057; Mr. Koslow, 3,051; Mr. O'Dell, 4,647; Mr. Proske, 63,060; Mr. Robertshaw, 4,872; Mr.
     Thomchick, 11,080; Mr. Tomb, 528; and all directors and executive officers as a group, 142,329.

 (3) Includes the following shares held jointly with spouses, as to which voting and investment power is shared with the spouse: Mr. Brumbaugh, 30,800; Mr. Dahlmann, 7,279; Mr. Geiser, 28,728; Mr. Glass, 24,608; Mr. Hallstrom, 10,474;
     Mr. Koslow, 22,045; Mr. Latimer, 46,322; Mr. Proske, 3,200;
     Mr. Thomchick, 2,326; Mr. Tomb, 63,692; Mr. Trimarchi, 75,736; Mr. Williams, 22,432, and all directors and executive officers as a group 337,642.

 (4) Includes 52,172 shares held by Atlas Investment Company, of which Messrs. O'Dell, Thomchick, Tomb and Trimarchi are each
     25% owners and as to which they share voting and investment power.

 (5) Includes 204,000 shares owned by Berkshire Securities Corporation. Berkshire is a Pennsylvania corporation organized in 1976 for the purpose of acquiring and holding the securities of Pennsylvania banks. The officers, directors or stockholders of Berkshire include Messrs. Cote, Latimer, Tomb and Trimarchi, each of whom is an officer or director of the Corporation, among others. The shares were acquired by Berkshire when its shares of Dale National Bank (now Cenwest) were converted into shares of the Corporation as a result of the Dale merger in 1985. Each of the foregoing persons may be deemed to share voting and investment power of these shares.

 (6) Includes 318,876 shares held by County Wide Real Estate,
     Inc., of which Messrs. Tomb and Trimarchi are each 50% owners and as to which they share voting and investment power.

 (7) Includes 59,304 shares held by family interests of which Mr.
     Trimarchi exercises sole voting and investment power.


 (8) Includes 220,140 shares held by a family member over which Mr. Brumbaugh has been appointed as power of attorney with respect to voting power only.

 (9) Includes 6,960 shares held by a family member over which Mr. Newill exercises sole voting and investment power.

3
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(10) Directors Dahlmann, Newill, Robertshaw and Singer became members of the Board of Directors on the occasion of the merger of Southwest National Corporation ("SWNC") into the Corporation in December 1998.

     As of February 29, 2000, FCTC, acting in a fiduciary capacity for various trusts and estates, including the Corporation Employee Stock Ownership Plan ("ESOP"), and the Corporation 401(k) Retirement Savings and Investment Plan ("401(k) Plan") held shares of Common Stock in an aggregate amount of 5,721,979 (9.8% of the outstanding shares). FCTC has either sole or shared voting and investment power on these shares as listed below:

- Total shares on which sole voting power is held:        2,492,416
- Total shares on which voting power is shared:           3,229,563
- Total shares on which sole investment power is held     2,051,903
- Total shares on which sole investment power is shared:  3,670,076

     FCTC votes shares over which it has sole voting power. Where voting power is shared, shares are voted by FCTC in consultation with the other persons having voting power.

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission (the "Commission") an initial report of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Executive officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish the Corporation with copies of all
Section 16(a) forms which they file. The Corporation is not aware of any late filings or failures to file in 1999. In making this disclosure, the Corporation has relied solely on written and oral representations of its directors, executive officers and greater than ten percent shareholders and copies of the reports they have filed with the Commission.

                        ELECTION OF DIRECTORS

     Article 10 of the By-Laws of the Corporation provides that the number of Directors shall be not less than 3 nor more than 25. In accordance with the Corporation's By-Laws, the Board of Directors has fixed the number of directors at 24 (three classes of eight directors each).

     As of March 10, 2000, each director and nominee for election as a director of the Corporation owned beneficially the number of shares of Common Stock set forth in the table on page 3. The information in the table and the footnotes thereto are based upon data furnished to the Corporation by, or on behalf of, the persons named or referred to in the table.

     Seven of the eight directors whose terms expire in 2000 will be nominated for election to serve for three year terms expiring with the Annual Meeting of Shareholders in 2003. At his request,
A. B. Hallstrom will not be standing for election in this class of directors.

     Each Director elected will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee. The names of the nominees for directors and the names of directors whose terms of office will continue after the Annual Meeting are listed in the following table.

     Information about the nominees, each of whom is presently a member of the Board of Directors and who has been nominated for election by the Board, and about the other directors whose terms of office will continue after the Annual Meeting, is set forth in the table below. The nominees and other directors have held the positions shown for more than five years unless otherwise indicated.

4
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                                     Principal Occupation or
                        Director     Employment; Other
Name                     Since       Directorships; Age

Nominees for a Term Ending in 2003:

E. H. Brubaker           1984        Retired; formerly
                                     Chairman of the Board of
                                     Deposit; Age 69

Thomas J. Hanford        1984        Private Investor,
                                     Director of First Admirality
                                     Bancorp ("BANCORP");
                                     Age 61

H. H. Heilman, Jr.       1985        Partner, Heilman &
                                     McClister (attorneys-
                                     at-law); Age 83

James W. Newill          1998        Certified Public Accountant,
                                     formerly President, J.W.
                                     Newill Company (public
                                     accounting); Director of
                                     Southwest; Age 65

John A. Robertshaw, Jr.   1998       Formerly Chairman, Laurel
                                     Vending, Inc. (vending
                                     and food service); Director
                                     of Southwest; Age 73



Laurie Stern Singer      1998        President, Allegheny Valley
                                     Chamber of Commerce and
                                     President, Allegheny Valley
                                     Development Corporation;
                                     Director of Southwest;
                                     Age 48

Robert C. Williams       1994        President of Unitas; Age 56


Continuing Directors Whose Terms End in 2001:

David S. Dahlmann        1998        Vice Chairman of the
                                     Corporation; President
                                     and Chief Executive Officer
                                     of Southwest; formerly
                                     President and Chief Executive
                                     Officer of SWNC; Director of
                                     Southwest and FCPRI; Age 50

Thomas L. Delaney        1984        Private Investor; Age 69

Ronald C. Geiser         1985        Retired; formerly President
                                     and Director of Cenwest;
                                     Age 70

David F. Irvin           1984        Sole Owner, The
                                     Irvin/McKelvy Company
                                     (sales and engineering
                                     for mining and industrial
                                     services); Age 81

David L. Johnson         1984        Retired; formerly Vice
                                     President and Corporate
                                     Secretary, Pennsylvania
                                     Manufacturers' Corporation
                                     (insurance holding company);
                                     Age 70

Robert F. Koslow         1993        Chairman of the Board of
                                     Peoples of W. PA; Age 64

Joseph W. Proske         1984        Retired; formerly Vice
                                     President-Engineering,
                                     Kane Magnetics International
                                     (manufacturer of magnetic
                                     components); Director of
                                     CSC; Age 63

E. James Trimarchi       1982        Chairman of the Board of
                                     the Corporation; Director
                                     of FCB, FCTC, FCIA, FCPRI,
                                     CSC, CTCLIC, and New Mexico
                                     Banquest Investors Corp
                                     ("NMB"); Age 77

5
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

Continuing Directors Whose Terms End in 2002:

Sumner E. Brumbaugh      1992        Retired; formerly Chairman of
                                     the Board of Central;
                                     President, Brumbaugh Insurance
                                     Group; Age 71

Ray T. Charley           1998        President, Thomi Co.
                                     (retail grocers); Director
                                     of Southwest; Age 48

Edward T. Cote           1984        Associate, The Wakefield
                                     Group (Investment
                                     Banking); and Director of NMB;
                                     Age 63

Clayton C. Dovey, Jr.    1985        Retired; formerly
                                     Chairman of the Board of
                                     Cenwest; Age 75

Johnston A. Glass        1986        President and Chief
                                     Executive Officer of FCB;
                                     Formerly President of
                                     NBOC; Director of FCB and
                                     FCPRI; Age 50


Dale P. Latimer          1984        Chairman of the Board and
                                     Chief Executive Officer,
                                     R & L Development Company
                                     (heavy construction);
                                     Director of FCB and NMB;
                                     Age 69

Joseph E. O'Dell         1994        President and Chief
                                     Executive Officer of the
                                     Corporation; formerly
                                     President and Chief
                                     Executive Officer of FCB;
                                     Director of FCB, FCTC,
                                     Southwest, FCIA, FCPRI, and
                                     CSC; Age 54

David R. Tomb, Jr.       1983        Partner, Tomb and Tomb
                                     (attorneys-at-law);
                                     Senior Vice President,
                                     Secretary and Treasurer
                                     of the Corporation;
                                     Director of FCB, FCTC,
                                     FCIA, FCPRI, CSC, and
                                     CTCLIC; Age 68


Board Committees

     During 1999 there were 4 meetings of the Board of Directors of the Corporation. All directors attended at least 75% of the total number of meetings of the Board of Directors of the Corporation and all committees of which they were members except for Mr. Hallstrom and Mr. Irvin.

     The Board of Directors of the Corporation has established three standing committees: Executive, Audit, and Executive
Compensation. The Board has no standing Nominating Committee.

     When the Board of Directors is not in session, the Executive Committee, which is comprised of Directors Trimarchi (Chairman), Tomb (Secretary), Brubaker, Brumbaugh, Dahlmann, Delaney, Geiser, Glass, Heilman, Latimer, O'Dell and Robertshaw possesses and exercises all the powers of the Board, except for matters which are required by law to be acted upon by the full Board. The Executive Committee considers major policy matters and makes reports and recommendations to the Board. The Committee met 4 times in 1999.

     The Audit Committee is comprised of Directors Latimer (Chairman), Cote, Irvin, Newill and Proske and reviews the internal auditing procedures and controls of the Corporation and its subsidiaries. The Audit Committee also reviews reports of examinations of the Subsidiary Banks received from state and federal regulators, as well as reports from internal and external auditors. The Audit Committee formally reports to the full Board of Directors its evaluations, conclusions and recommendations with respect to the condition of the Corporation, the Subsidiary Banks, and CSC, and the effectiveness of their policies, practices and controls. The Committee met 4 times in 1999.

     The Executive Compensation Committee is comprised of Directors Cote (Chairman), Irvin, Johnson and Latimer. The Committee met 4 times in 1999.

6
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     The By-Laws of the Corporation require that any shareholder who intends to nominate or cause to have nominated any candidate for election to the Board of Directors (other than a candidate proposed by the Corporation's then existing Board of Directors) must notify the Secretary of the Corporation in writing not less than 120 days in advance of the date the Corporation's proxy statement is released to its shareholders in connection with the previous year's annual meeting of shareholders called for the election of directors (for the 2000 meeting of shareholders, such notification must have been received by the Secretary on or before November 27, 1999). Such notification must contain (to the extent known by the notifying shareholder) the name, address, age, principal occupation and number of shares of the Corporation owned by each proposed nominee; the name, residence address and number of shares of the Corporation owned by the notifying shareholder; the total number of shares that, to the knowledge of the notifying shareholder, will be voted for each proposed nominee; a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the nomination or nominations are to be made by the shareholder; such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and the written consent of each nominee, signed by such nominee, to serve as a director of the Corporation if so elected. The Board of Directors as a whole would consider nominations submitted by a shareholder if submitted in accordance with the By-Laws and otherwise in time for such consideration.

                     COMPENSATION OF DIRECTORS

     Directors who currently serve in a management capacity at FCFC or serve in an affiliate management capacity are compensated at the rate of $1,000 per quarterly meeting attended. Other directors are compensated at the rate of $1,750 per quarterly meeting attended as well as an annual retainer of $12,000. During 1999, committee members received $500 per committee meeting attended. The Board, on recommendation of the Executive Compensation Committee and outside independent consultants, has provided that for 2000, committee members will receive $1,000 per committee meeting attended.

                COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain information regarding compensation received by the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.

7
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
                    SUMMARY COMPENSATION TABLE
                        Annual Compensation
                                                                  Long-Term
                                                                 Compensation:
                                                                  Securities
Name and                                            All Other     Underlying
Principal Position      Year    Salary1    Bonus   Compensation2  Options/SARs3
Joseph E. O'Dell        1999   $363,161   $53,588    $85,448        36,746
President and Chief     1998    370,706     -0-       46,106        28,086
Executive Officer of    1997    381,000     -0-       16,866        44,594
the Corporation

E. James Trimarchi      1999   $364,499   $50,015    $17,504        24,942
Chairman of the Board   1998    355,000     -0-       17,088        19,064
of the Corporation      1997    356,000     -0-       16,866        30,270

David S. Dahlmann 4     1999   $295,276   $ -0-      $52,519        28,540
Vice Chairman of the
Corporation and
President and Chief
Executive Officer of
Southwest

Johnston A. Glass       1999   $265,602   $35,725    $50,767        26,162
President and Chief     1998    252,838     -0-       29,047        18,724
Executive Officer       1997    256,800     -0-       16,866        29,730
of FCB

Gerard M. Thomchick     1999   $256,379   $31,810    $42,455        24,260
Sr. Executive Vice      1998    229,385     -0-       25,218        16,672
President and Chief     1997    231,300     -0-       16,866        26,472
Operating Officer of
the Corporation

1 Includes compensation for services on boards and committees of the Corporation.

2 Includes the matching and automatic contributions by the Corporation to the individual's account in the Corporation's 401(k) Plan, the allocation of shares to the individual's account in the ESOP, the matching and automatic contributions by the Corporation to the individual's account in the Corporation's Supplemental Executive Retirement Plan ("SERP") and the actuarial value of the Corporation's contribution to the split -dollar life insurance policies.

3 Adjusted to reflect a two for one stock split effected in the form of a 100% stock dividend distributed on November 18, 1999.

4 Mr. Dahlmann first became an executive officer of the Corporation in 1999 upon the merger of SWNC into the Corporation.

     The following tables set forth certain information regarding stock options granted in 1999 to the Chief Executive Officer and the remaining four most highly compensated named executive officers of the Corporation.

                  STOCK OPTION GRANTS IN FISCAL YEAR 1999*

                                                % OF           EXERCISE                               POTENTIAL REALIZED VALUE
                                            TOTAL OPTIONS         OR                                  AT ASSUMED ANNUAL RATES
                              OPTIONS         GRANTED TO      BASE PRICE         EXPIRATION         OF STOCK PRICE APPRECIATION
NAME                          GRANTED         EMPLOYEES       PER SHARE             DATE                  FOR OPTION TERM
                                                                                                         5%              10%
Joseph E. O'Dell      36,746     12.84%      $11.563     Jan 11, 2009   $261,973    $623,157
E. James Trimarchi    24,942      8.73        11.563     Jan 11, 2009    177,819     422,979
David S. Dahlmann     28,540      9.97        11.563     Jan 11, 2009    203,470     483,996
Johnston A. Glass     26,162      9.14        11.563     Jan 11, 2009    186,516     443,668
Gerard M. Thomchick   24,260      8.48        11.563     Jan 11, 2009    172,956     411,413

8

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

            AGGREGATE STOCK OPTION EXERCISES IN FISCAL YEAR 1999*
                      AND FISCAL YEAR-END OPTION VALUES


                                    NUMBER OF               NUMBER OF
                                   SECURITIES              SECURITIES                 VALUE OF                 VALUE OF
                                   UNDERLYING              UNDERLYING                UNEXERCISED             UNEXERCISED &
                                  UNEXERCISED             UNEXERCISED &            BUT EXERCISABLE           UNEXERCISABLE
                                BUT EXERCISABLE           UNEXERCISABLE             IN-THE-MONEY             IN-THE-MONEY
                                   OPTIONS AT              OPTIONS AT                OPTIONS AT               OPTIONS AT
NAME                            FISCAL YEAR END          FISCAL YEAR END              YEAR END                 YEAR END
Joseph E. O'Dell        109,426             -0-             $292,686            $ -0-
E. James Trimarchi       74,276             -0-              215,070              -0-
David S. Dahlmann        28,540             -0-               12,558              -0-
Johnston A. Glass        74,616             -0-              167,816              -0-
Gerard M. Thomchick      67,404             -0-              184,954              -0-

*NOTE:  Number of options granted and related exercise price has been restated to reflect a two for one stock split during 1999.

Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities and Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement in whole or in part, the following report and the Performance Graph on pages 18 and 19 shall not be incorporated by reference into any such filings.


REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

TO:  Board of Directors

     The following is a report by the Executive Compensation Committee of the Board of Directors of First Commonwealth Financial Corporation. The objectives of the report are to provide shareholders with an explanation of the overall executive compensation philosophy, strategies, and specific compensation plans.

EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee is comprised of four
(4) non-employee directors selected from the Board of Directors of First Commonwealth Financial Corporation. The Committee met four times in 1999.

     The Committee's goal is to maximize shareholder value by establishing an executive compensation program consisting of sufficient base compensation to attract and retain the most highly qualified persons for the executive officer positions and to supplement that basic compensation with incentive compensation that puts each executive officer at risk and that provides financial rewards only where the performance level of the Corporation justifies such rewards.

     Throughout 1999, the Committee followed a formal Executive
Compensation Program which is illustrated, in part, by the following performed tasks:

     1. Researching peer group compensation activities to ensure both consistency and competitiveness in the composition of the Corporation's executive compensation program.

     2.  Evaluating current and proposed components of the
         Corporation's executive compensation program to ensure
         consistency with its philosophy on executive
         compensation.
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     3.  Ensuring that all regulatory requirements pertaining to executive compensation are met.

     4. Refining the executive compensation program on an ongoing basis as a result of the above as well as documenting and administering the Corporation's executive compensation program.

     5. Administering performance based retainer program for the compensation of non-employee directors, in order to increase shareholder value on both a short and long term basis and to reduce transfer costs between directors and shareholders.

     Executive officers of the Corporation may, at the request of the Committee, be present at meetings of the Committee for input and discussion purposes. However, the executive officers have no direct involvement with the decisions of the Committee, nor do they have a vote on any issues addressed by the Committee. Consultants and other independent advisors may also be utilized by the Committee from time to time in a similar manner.

     Each meeting of the Committee is documented in the form of minutes and submitted to the Board of Directors.

EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

     The backbone of the Executive Compensation Program is the Executive Compensation Statement of Principles which has been adopted by the Board of Directors. This Statement of Principles provides guidance to the deliberations of the Executive Compensation Committee and is the basis for its decisions. The Statement of Principles emphasizes the view of the Corporation that base compensation should be established based upon relevant peer group comparisons, that wherever possible tax leverage should be achieved by using plans that are tax advantaged and that compensation should be designed to maximize the incentive of the executive officers to increase the Corporation's long-term performance.

     Consistent with this objective, the Executive Compensation Program is structured to foster decisions and actions which will have a strong positive impact on the Corporation's long-term performance. For this reason, participation in the programs administered by the Executive Compensation Committee is limited to those executives who have the greatest opportunity to affect the achievements of the Corporation's long-term strategic objectives.

     The Executive Compensation Committee has established the following parameters for executive compensation under the 1999 program:

     1. An overall program which is not overly complex and may be readily communicated and easily understood by participants and shareholders.

     2. Base salary that is at the fiftieth to seventy-fifth percentile of the competitive rate for the position as defined by selected peer group information.

     3.  Base salary adjustments which maintain internal equity.

     4. An incentive-based compensation system, in which a cash incentive bonus will be paid if justified on the basis of the Corporation's financial performance for the year.

     5. Utilization of IRS "qualified" plans whenever they are in the best interests of both the executive officer and the Corporation.

     6. Use of equity-based compensation through the Corporation's 1995 Compensatory Stock Option Plan to provide a long-term incentive for the executive officers of the Corporation to maximize the Corporation's stock price and increase shareholder value.

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     7.  Use of special plans to equalize benefits between the
         principal executive officers of the Corporation and other officers and employees where, because of dollar limitation or similar restrictions, benefit levels under the Corporation's regular plans are restricted in the amount that can be paid to senior executive officers.

     The Executive Compensation Committee utilized several factors to define an appropriate competitive peer group including the type of company from which executive talent might be recruited, a logical geographical region, organizational size and structural complexity, organizational performance, and the ability to identify and make relevant comparisons of executive officer positions in terms of responsibilities and performance.

     The 1999 peer group was structured utilizing this methodology and philosophy and, in the opinion of the Committee, represents a fair and reasonable standard against which executive pay may be compared.

EXECUTIVE COMPENSATION PROGRAMS

     The primary components of the Corporation's Executive Compensation Program are base salaries, benefits, participation in the Corporation's Stock Option Plan and a cash performance-based incentive plan. Under the latter program a cash incentive bonus will be paid to the executive officers if the increase in primary earnings per share as compared with the previous year is at least eight percent (ten percent in the case of the four highest paid executive officers). This move is consistent with industry and peer group trends regarding greater emphasis being placed on performance which is incentive based and which is at risk for the executive. This provides an incentive to the executives to increase the Corporation's financial performance and enhances shareholder value.

     Base salaries are assessed by taking into account the position, responsibilities, and competitive salary data as generally defined by comparable peer group information from similarly sized bank and bank holding companies in the Middle Atlantic and adjacent states. Executive officer compensation was set to correspond within the overall range of the peer group data. Program participants are also eligible to partake in the normal benefit programs available to employees of the Corporation and its affiliates.

     Executive officers are included in the Compensatory Stock Option Plan which was approved by the Board of Directors in 1995 and the shareholders in 1996. The Executive Compensation Committee is authorized to grant incentive stock options and non-qualified stock options to key employees of the Corporation and its subsidiaries. These stock options enable the optionee to purchase the Corporation's common stock at its market price on the day of the grant of the option. To date, four separate grants have been made, one each in 1996, 1997, 1998 and 1999.
The options granted in 1996 vested on June 3, 1999, and may be exercised any time prior to the expiration date of June 3, 2006. Additional options, which were granted in 1997, vested on December 31, 1997 and may be exercised at any time prior to the expiration date of February 25, 2007. Additional options were also granted in 1998, vested on December 31, 1998 and may be exercised at any time prior to the expiration date of March 1, 2008. Finally, additional options were also granted in 1999, vested on December 31, 1999 and may be exercised at any time prior to the expiration date of January 11, 2009. The Committee plans to continue using the granting of such options as a performance-based incentive program that encourages the long-term increase of the Corporation's share price and enhances shareholder value.

     When the shareholders originally approved the Corporation's 1995 Compensatory Stock Option Plan, they authorized that up to 1,000,000 shares of the Corporation's stock be used for the purpose of granting stock options (equivalent to 2,000,000 shares after reflecting the 1999 two for one stock split effected in the form of a 100% stock dividend). The available shares have been essentially used with the 1999 series of stock option grants. Accordingly, the Committee focused on reviewing the Stock Option Plan during 1999 from the point of view of both the shareholders and the participants in order to determine whether the original goals of the Plan are being met. In

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conducting its review, the following specific goals of the Plan are regarded as most significant by the Committee:

     1. A method of rewarding executives for performance and accordingly incenting those executives to increase the long-term value of the Corporation's stock.

     2. A financially efficient reward system since it requires neither a cash commitment by the Corporation nor, under present accounting rules, constitutes an expense on the income statement of the Corporation. However, the Corporation may elect to purchase some or all of the shares for the use of the Plan by repurchase from the public market, in which case cash would be required to effectuate the repurchase. Present accounting rules require disclosure, in a note, of the pro forma effect on earnings had the Plan been expensed.

     3. A means of reducing the transfer cost between shareholders and Corporate executives by providing entrepreneurial rewards and incentives to those Corporate executives.

     The Committee believes that these goals have been more than met in the four years that the Plan has been active and accordingly recommended to the Board of Directors that it recommend to the shareholders that they authorize an additional
2,500,000 shares (on a post-split basis) for grant under the Plan.

     In addition, executive officers may also participate in the Executive Officer Loan/Stock Purchase Plan which provides for corporate sponsored loans at market rates primarily for the purchase of the Corporation's common stock.

CHIEF EXECUTIVE OFFICER COMPENSATION

     In 1999, Mr. O'Dell completed his fifth year as President and Chief Executive Officer of the Corporation. He received a base salary of approximately $359,000, with cash incentive compensation of approximately $54,000, which was well within the peer group's range of compensation for this position.

     Mr. O'Dell led the Corporation through another historic and highly successful year. Implementation of the strategic plan has again fundamentally expanded the size and scope of the Corporation and has positioned it for further expansion in future years.

     Specifically, the 1998 merger of the Corporation with SWNC, located in Greensburg, PA, has increased the size of the Corporation by almost one-third. Following on that increase, reported earnings for 1999 were equal to $53.0 million, an increase of 59% over the 1998 period. Both the dollar amount and percentage increase were the largest since the Corporation was established as a financial services holding company. The 1998 period included a number of special and nonrecurring charges; excluding these charges and gains in sale of loans, branches and securities, net income increased 22% from 1998 to 1999 while basic earnings per share increased 24%.

     This excellent performance is ahead of the strategic plan schedule and represents the strategic vision of Mr. O'Dell and his top management team.

     Another area which benefited from Mr. O'Dell's technical background is the Corporation's timely applications of its computer systems for Year 2000 compliance. Mr. O'Dell's technical expertise as a former manager of the Systems Group has enabled him to work very closely with Rosemary Krolick, Executive Vice President and Chief Information Officer, to assure that the Corporation met all of its Year 2000 system and compliance requirements. As a result of this preparation, the Corporation's systems were up and running on January 3, 2000 without any material transitional problems or difficulties.

     Mr. O'Dell has further implemented his strategic plan during 1999 by transitioning the partner banks and financial planning subsidiaries to provide a broad range of full scope financial services through the Corporation's integrated seamless operating units. This will not only meet a broad range of financial needs for present and future customers, but enable such needs to be

12
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
met in a competitive and synergistic manner thus increasing the profitability and competitiveness of the Corporation as a whole.

     In 1999 Mr. O'Dell was an eligible participant in the Corporation's 401(k) Plan and ESOP. As such, he received contributions from the Corporation to both plans in 1999.

1999 OTHER EXECUTIVE COMPENSATION ACTIONS

     In addition to that described above, in 1999 the Executive Compensation Committee made its fourth set of grants under the Stock Option Incentive Plan and recommended to the Board of Directors the first set of option grants to non-employee directors of the Corporation, in accordance with the amendment to the Option Plan approved by the shareholders during 1999. The executive officers and other key members of management, including the affiliate and partner bank presidents and their respective senior staffs, were awarded such grants.

     In addition, the Committee explored various plan designs for enhancing shareholder value by increasing performance incentive compensation.

Submitted by the Executive Compensation Committee:

Edward T. Cote, Chairman                David F. Irvin
David L. Johnson                        Dale P. Latimer

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                        PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the Russell 2000 Index and an Index for Pennsylvania Bank Holding Companies with assets between one and five billion dollars, including F.N.B. Corporation, Fulton Financial Corp., USBANCORP Inc., S&T Bancorp Inc. and Susquehanna Bancshares Inc., for the five years commencing January 1, 1995 and ending December 31, 1999.

                Cumulative Five Year Total Return
       First Commonwealth vs. Russell 2000 and Peer Group


                       1994   1995   1996    1997    1998   1999
Peer Group Index      100.00 134.14 159.75  266.88  245.09 208.10

First Commonwealth
Financial Corporation 100.00 135.18 149.75  292.14  211.13 216.08

Russell 2000 Index    100.00 128.45 149.64  183.10  178.44 216.37






















Assumes that the value of the investment in FCFC Common Stock and each index was $100 on January 1, 1995 and that all dividends were reinvested.

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


     In previous years, the performance graphs were comparing yearly changes in the Corporation's cumulative total shareholder return for the past five years with the cumulative total shareholder return on the Standard & Poor's 500 ("S&P 500") Stock Index. The Corporation feels that the Russell 2000 Index is more comparable than the S&P 500 Index since it includes companies that are of a more comparable market capitalization. Management believes that the Corporation has been included in the Russell 2000 Index since 1995.

     The rules of the SEC require that if an index is selected which is different from the market index used in the immediately preceding fiscal year, the Corporation's total return must be compared with both the newly selected index and the index used in the immediately preceding year. Accordingly, the following graph compares the cumulative total shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Index and the above mentioned index of selected Pennsylvania Bank Holding Companies, for the five years commencing January 1, 1995, and ending December 31, 1999.


                  Cumulative Five Year Total Return
            First Commonwealth vs. S&P 500 and Peer Group


                       1994   1995   1996    1997    1998   1999
Peer Group Index      100.00 134.14 159.75  266.88  245.09 208.10

First Commonwealth
Financial Corporation 100.00 135.18 149.75  292.14  211.13 216.08

S&P 500 Index         100.00 137.58 169.03  225.44  289.79 350.77











Assumes that the value of the investment in FCFC Common Stock and each index was $100 on January 1, 1995 and that all dividends were reinvested.

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                       EXECUTIVE COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee consists of Directors Cote, Johnson, Latimer and Irvin. No member was an officer or employee of the Corporation during 1999 nor has ever been an officer or employee of the Corporation or a subsidiary. Further, during 1999, no executive officer of the Corporation served on a compensation committee (or other board committee performing equivalent functions) or Board of Directors of any entity related to the above named Committee members or of any entity whose executive officers served as a director of the Corporation.


INTERESTS OF NOMINEES, DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS

     David S. Dahlmann serves as Vice Chairman of FCFC and President and CEO of Southwest pursuant to an employment agreement which became effective December 31, 1998. Mr. Dahlmann's agreement is for five
(5) years followed by successive one (1) year automatic renewals unless either party gives contrary written notice. In exchange for his services Mr. Dahlmann will receive cash compensation equal to three hundred thousand dollars ($300,000) per year in the form of base pay which is subject to increases as the Employer may deem appropriate. In addition, Mr. Dahlmann is eligible to receive all of the same employee benefits as other employees of the Employer who are at a similar level and classification. As such he is a participant in the Cash Incentive Bonus Plan, Supplemental Executive Retirement Plan, Split-Dollar Life Insurance Plan, Compensatory Stock Option Plan, 401(k), ESOP, and the group health, disability, and life insurance plans. Should the Employer terminate Mr. Dahlmann's employment without cause at any time, or should Mr. Dahlmann terminate his employment for good reason, the Employer shall pay him an amount equal to twelve (12) month's base salary at his then current rate of compensation. In addition, the Employer shall continue to pay its share of Mr. Dahlmann's health insurance premiums for a period of not more than eighteen (18) months. Should the Employer terminate Mr. Dahlmann for just cause he shall have no right to compensation or other benefits for any period after the date of termination. If during the term of the agreement a change in control of the Employer occurs as defined by the agreement, Mr. Dahlmann may terminate his employment for a period of up to (12) months following such a change. He would then be eligible for a severance payment based upon the average aggregate annual compensation for a defined period of time multiplied by three (3). The Employer would assume responsibility for the full cost of the health insurance premium for eighteen (18) months plus provide six (6) months of outplacement assistance with an external provider.

     In November 1986, Unitas entered into a Supplemental Executive Benefit Agreement with Robert C. Williams, President of Unitas, which provides Mr. Williams with certain benefits in the event of a change in control. Should Mr. Williams' employment with Unitas be terminated pursuant to a change in control, Unitas shall make payment to him for services in an amount equal to his last full regular monthly compensation prior to the change in control for a period of 36 months following the change in control. A termination pursuant to a change in control may occur with a merger, consolidation, acquisition, reorganization, sale of assets or significant stock acquisition of Unitas. The compensation payable upon a change in control is unfunded and would be paid out of general assets of Unitas or its successor if they became payable.

     At the 1996 Annual Meeting, the shareholders approved and ratified the Corporation's Change in Control Agreement Program for the Corporation's executive officers and certain other key employees. Except as described below, all of the agreements are identical in all material respects.

     If, within one year following the occurrence of a change in control, the employer involuntarily terminates the employment of the executive (other than for cause as defined below), substantially reduces the executive's title, responsibilities, power or authority, reduces the executive's base compensation, assigns duties which are inconsistent with previous duties, or undertakes similar actions, a severance benefit equal to one year's base compensation (payable in twelve monthly installments) will thereupon be payable to the former executive.

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Health insurance and other principal employee benefits will be continued during that one year period. If the former executive enters into competitive employment during the one year period, severance payments will cease. Cause for termination shall arise if the executive commits a felony resulting in, or intended to result in, monetary harm to the Corporation, its customers, or affiliates, or if the executive intentionally fails to perform his duties for 30 consecutive days following written notice from the Corporation that such duties are not being performed.

     The agreement with Mr. O'Dell, the President and Chief Executive Officer of the Corporation, provides for severance payments to be made if the employer involuntarily terminates the employment of the executive (other than for cause as defined above), or undertakes similar action as described above, within three years of a change in control (rather than one year as described above for other agreements). Furthermore, Mr. O'Dell's agreement provides a severance benefit equal to three year's compensation (payable in thirty-six monthly installments) with continuation of health insurance and other principal employee benefits during that period. In addition, Mr. O'Dell may also trigger the payment of severance benefits (in the same amount and under the same conditions described above) by voluntarily terminating employment within one year following a change in control. However, the voluntary termination provision will no longer be available once Mr. O'Dell attains normal retirement age under any of the Corporation's regular retirement plans.

     Separate agreements with Mr. Thomchick, Senior Executive Vice President of the Corporation and Mr. Glass, President and CEO of FCB are identical to Mr. O'Dell's agreement in all material respects except that severance payments are triggered only if the involuntary termination of employment or other triggering event occurs within two years of the change in control and the total severance benefit in his case is equal to two years compensation (payable in twenty-four monthly installments).

     In December 1998, FCB executed an agreement with Mr. Glass who serves as President and Chief Executive Officer of FCB. The agreement defines the severance package Mr. Glass would receive should his employment be terminated by the Employer for reasons other than for just cause prior to his sixty-third (63rd) birthday. Should such a termination occur Mr. Glass would receive compensation payments for twenty-four (24) months following his separation. The payments would be based upon the rate of annual compensation he was
receiving at the time of separation.   Mr. Glass would be prohibited
from employment with a competitor, directly or indirectly, in the Employer's market area in the twenty-four (24) months following his termination without just cause. The Employer is obligated to continue to pay its share of the cost of health insurance premiums for Mr. Glass for a period of twenty-four (24) months following his separation. Mr. Glass may also elect to invoke the terms of the agreement by terminating his employment for any reason. The agreement permits the Employer to terminate Mr. Glass for just cause at any time. The agreement does not call for the payment of any compensation or benefit coverage should a just cause termination occur. The agreement does not diminish the rights of Mr. Glass under any other existing agreements, including a change of control agreement.

     During 1999, David R. Tomb, Jr., attorney-at-law, and the law firm of Tomb and Tomb of which Mr. Tomb is a partner performed legal services for the Corporation and FCB. Mr. Tomb is a director and executive officer of the Corporation. The fees paid for services during 1999 were $70,274.

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                  APPROVAL OF AUTHORIZATION TO USE
                   ADDITIONAL SHARES IN CONNECTION
                     WITH THE CORPORATION'S 1995
                   COMPENSATORY STOCK OPTION PLAN

     At the 1996 Annual Meeting, the shareholders approved the Corporation's 1995 Compensatory Stock Option Plan (the "Option Plan"). A description of the Option Plan, together with the full text of the Option Plan, appeared in the proxy dated April 20, 1996, and the discussion below, to the extent that it relates to the Option Plan, is qualified in its entirety by the full text of the Option Plan as set forth in Exhibit A to the 1996 proxy. A copy of the 1996 proxy statement may be obtained without charge upon written request to David R. Tomb, Jr., Secretary/Treasurer, Box 400, Indiana, Pennsylvania 15701.

     The Option Plan currently authorizes the grant of up to 2,000,000 shares. These shares have been essentially used through prior grants. The Corporation's Board of Directors recommends that the Option Plan be amended to increase the number of shares authorized for grants from 2,000,000 to 4,500,000, an increase of 2,500,000 shares. The Board believes that grants under the Option Plan have been an important component of the Corporation's success by contributing to the motivation of the Corporation's employees. The Board believes that additional grants in the future to motivate and reward new and existing employees of the Corporation and its subsidiaries are in the best interest of the Corporation and will further enhance the Corporation's long-term performance.

     The Board of Directors recommends that the shareholders vote
"FOR" the amendment to the Option Plan to increase the number of shares of the Corporation's stock available for grant under the Option Plan as described herein.

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                           ACCOUNTANTS

     Deloitte & Touche LLP ("Deloitte & Touche") was selected by the Board of Directors to serve as the Corporation's independent certified public accountant for its 1999 fiscal year.

     The Board of Directors also has selected Deloitte & Touche as the Corporation's independent certified public accountant for the 2000 fiscal year. A representative of Deloitte & Touche is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he desires to do so, and to respond to appropriate questions.

                           ANNUAL REPORT

     A copy of the Corporation's Annual Report for the fiscal year ended December 31, 1999 is enclosed with this Proxy Statement.

     A COPY OF THE CORPORATION'S FORM 10-K ANNUAL REPORT FOR 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED
WITHOUT CHARGE UPON WRITTEN REQUEST TO: DAVID R. TOMB, JR.,
SECRETARY/TREASURER, BOX 400, INDIANA, PENNSYLVANIA 15701.


                         SHAREHOLDER PROPOSALS

     Proposals of Corporation shareholders intended to be presented at the Annual Meeting of Shareholders to be held in the year 2001 must be received by the Secretary of the Corporation not later than November 26, 2000 in order to be considered for inclusion in the Corporation's proxy statement for that meeting.

In connection with the 2001 Annual Meeting of Shareholders, if the Corporation does not receive notice of a matter or proposal to be considered (whether or not the proponent thereof intends to include such matter or proposal in the proxy statement of the Corporation) on or before February 8, 2001 (45 days prior to mailing date of this year's proxy) then the persons appointed by the Board of Directors to act as the proxies for such annual meeting will be allowed to use their discretionary voting authority with respect to any such matter or proposal at such annual meeting, if such matter or proposal is raised at such annual meeting.

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APPENDIX
(PROXY CARD)












                  (This Section Intentionally Blank)











                  Detach Proxy Card Here
 - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

1. Election of the following FOR all   WITHHOLD AUTHORITY*EXCEPTIONS
   nominees as Directors to  nominees  to vote for all
   serve for terms ending    listed    nominees listed
   in 2002                   below     below

Nominees:  E. H. Brubaker, Thomas J. Hanford, H. H. Heilman Jr.,
James W. Newill, John A. Robertshaw Jr., Laurie Stern Singer, and Robert C. Williams

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions


2.  Proposal to amend the 1995 Compensatory Stock Option Plan.

    FOR                  AGAINST                  ABSTAIN

                                          Change of Address
                                          and or Comments
                                          Comments Mark Here

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. For joint accounts each joint owner should sign. If a corporation, please sign in full corporate name by President or other authorized officer, giving your full title as such. If a partnership, please sign in name by authorized person, giving your full title as such.

Date:________________________________________, 2000

_____________________________________________ (Seal)
                Signature
_____________________________________________ (Seal)
         Signature if held jointly

Please Sign, Date, and Return the Proxy Promptly Using the Enclosed
Envelope
                                         Votes must be indicated   x
                                         (x) in Black or Blue ink.

            FIRST COMMONWEALTH FINANCIAL CORPORATION
         Old Courthouse Square, 22 North Sixth Street
                 Indiana, Pennsylvania 15701

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         April 24, 2000

The Annual Meeting of Shareholders of First Commonwealth
Financial Corporation will be held at 654 Philadelphia Street,
Indiana, PA on Monday, April 24, 2000 at 3:00 p.m., local time, for the following purposes:

     1. To elect seven Directors to serve for terms expiring in 2003.

     2.   To consider an amendment to the Corporation's 1995
          Compensatory Stock Option Plan.

     3. To act on such other matters as may properly come before the Meeting.

Only holders of Common Stock of First Commonwealth Financial
Corporation of record at the close of business on March 10, 2000 will be entitled to vote at the meeting or any adjournment thereof.

To be sure that your vote is counted, we urge you to complete and sign the proxy/voting instruction card below, detach it from this letter and return it in the postage paid envelope enclosed in this package. The giving of such proxy does not affect your right to vote in person if you attend the meeting.


- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -


            FIRST COMMONWEALTH FINANCIAL CORPORATION
   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2000

 This Proxy is Solicited on Behalf of the Board of Directors of
            First Commonwealth Financial Corporation

     The undersigned shareholder of First Commonwealth Financial Corporation ("the Corporation") hereby appoints Terry R. Bunton, Daniel McAnulty and Lori Marshall, and each of them, as proxies of the undersigned to vote at the Annual Meeting of Shareholders of the Corporation which the undersigned would be entitled to vote if personally present on the following matters and such other matters as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

     The undersigned hereby revokes all previous proxies for the Annual Meeting of Shareholders, hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement furnished therewith and hereby ratifies all that the said proxies may do by virtue hereof.


     (Continued, and to be signed and dated on the reverse side.)

                         FIRST COMMONWEALTH FINANCIAL CORPORATION
                         P.O. BOX 11003
                         NEW YORK, NY  10203-0003



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